Exhibit 99.1

FOR IMMEDIATE RELEASE

Spartan Motors Names Lori Wade Chief Financial Officer

Charlotte, Mich., February 24, 2014 – Spartan Motors, Inc. (NASDAQ: SPAR) (“Spartan” or the “Company”) today announced that Lori Wade has been named Chief Financial Officer and Treasurer, effective immediately. Ms. Wade has served as Spartan’s Interim Chief Financial Officer and Treasurer since early 2013.

John Sztykiel, Chief Executive Officer of Spartan Motors, Inc., stated, “Lori performed exceptionally well in the interim role and has proven herself to be the right choice for CFO. She has strengthened the finance organization and has been an important leader in our performance improvement efforts over the past several months. Spartan is fortunate to have Lori as a member of its senior leadership team.”

Ms. Wade joined Spartan in February 2008 as the Company’s Executive Director of Finance. Prior to joining Spartan, she spent more than 21 years at Eaton Corporation where she served as Truck Group Worldwide Sarbanes-Oxley Manager and various other controller and financial management positions. She holds a Bachelors of Science in Accounting degree from Northwest Missouri State University.

About Spartan Motors

Spartan Motors, Inc. designs, engineers and manufactures specialty chassis, specialty vehicles, truck bodies and aftermarket parts for the recreational vehicle (RV), emergency response, government services, defense, and delivery and service markets. The Company's brand names – Spartan™, Spartan Chassis™, Spartan ER™, Spartan ERV™ and Utilimaster® - are known for quality, performance, service and first-to-market innovation. The Company employs approximately 1,700 associates at facilities in Michigan, Pennsylvania, South Dakota, Indiana, Florida and Texas. Spartan reported sales of $470 million in 2013 and is focused on becoming a global leader in the design, engineering and manufacture of specialty vehicles and chassis. Visit Spartan Motors at www.spartanmotors.com.

For more information contact:

Greg Salchow

Group Treasurer

517.543.6400